EXHIBIT 99.1

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NEWS RELEASE

One Park Place, 621 NW 53rd Street, Suite 700, Boca Raton, FL 33487

CR-03-27

WACKENHUT CORRECTIONS CORPORATION
CALLS SPECIAL SHAREHOLDERS’ MEETING TO APPROVE
PROPOSED NAME CHANGE

Boca Raton, Fla. – October 21, 2003 — Wackenhut Corrections Corporation (NYSE: WHC) (“WCC”) announced today that its Board of Directors has called a special meeting of its shareholders for November 18, 2003. At the meeting, shareholders will be asked to approve a change in the corporate name of WCC from “Wackenhut Corrections Corporation” to “The Geo Group, Inc.” The name change is required under the terms of a share purchase agreement signed by WCC on April 30, 2003, pursuant to which WCC repurchased all 12,000,000 shares of common stock held by Group 4 Falck A/S, its former majority shareholder, for $132.0 million in cash. The share repurchase was completed on July 9, 2003. Under the terms of the share purchase agreement, WCC is required to cease using the name, trademark and service mark “Wackenhut” by July 9, 2004.

Proxy materials for the special meeting will begin being mailed to shareholders today. Shareholders of record as of the close of business on October 14, 2003 will be entitled to notice of, and to vote at, the special meeting.

WCC is a world leader in the delivery of correctional and detention management, health and mental health services to federal, state and local government agencies around the globe. WCC offers a turnkey approach that includes design, construction, financing and operations. The Company represents government clients in the United States, Australia, South Africa, New Zealand, and Canada servicing 49 facilities with a total design capacity of approximately 36,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) WCC’s ability to access the capital markets in the future on satisfactory terms or at all; (2) risks associated with WCC’s ability to control operating costs associated with contract start-ups; (3) WCC’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into WCC’s operations without substantial costs; (4) WCC’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (5) WCC’s ability to obtain future financing on acceptable terms; (6) WCC’s ability to sustain company-wide occupancy rates at its facilities; and (7) other factors contained in WCC’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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Contact: Pablo E. Paez (561) 999-7306	www.wcc-corrections.com